UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 24, 2021

COWEN INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

599 Lexington Avenue
New York, NY 10022
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
      Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Class A Common Stock, par value $0.01 per share	COWN	The Nasdaq Global Market
7.75% Senior Notes due 2033	COWNL	The Nasdaq Global Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Annual Meeting of Stockholders held on June 24, 2021, stockholders of the Company approved an amendment and restatement of the 2020 Equity Incentive Plan to increase the shares available for issuance under the 2020 Equity Incentive Plan (the “Plan”), as described in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on May 21, 2021 (the “Proxy Statement”). The terms of the Plan are described in the Proxy Statement under the caption “Proposal 4 — Approval of an Increase in the Shares Available for Issuance Under the 2020 Equity Incentive Plan,” which section is incorporated by reference herein. Such description is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as Exhibit 10.1 to this report.

Item 5.07. Submission of Matters to a Vote of Security Holders.

At the Company’s Annual Meeting held on June 24, 2021, stockholders voted on the election of Directors to the Board, an advisory vote to approve the compensation of the named executive officers, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year, to approve an increase in the shares available for issuance under the 2020 Equity Incentive Plan and a stockholder proposal entitled "Shareholder Right to Act by Written Consent." The holders of 23,262,960 shares of Class A common stock, or approximately 86.58% of the eligible voting shares, were represented at the meeting in person or by proxy.

All nominees for election to the Board were elected for a term that will continue until the next annual meeting of stockholders or until the director’s successor has been duly elected and qualified (or the director’s earlier resignation, death or removal). The Company’s independent inspector of election reported the final vote of the stockholders as follows:

Name	Votes For	Authority Withheld

Brett H. Barth	19,849,168	1,059,931
Katherine E. Dietze	20,740,370	168,729
Gregg A. Gonsalves	20,771,113	137,986
Steven Kotler	20,412,758	496,341
Lawrence E. Leibowitz	19,868,240	1,040,859
Margaret L. Poster	19,968,218	940,881
Douglas A. Rediker	19,969,600	939,499
Jeffrey M. Solomon	20,485,576	423,523

Broker non-votes for each director totaled 2,353,861.

The stockholders’ cast an advisory vote to approve the compensation of the named executive officers. The Company’s independent inspector of election reported the final vote of the stockholders as follows:

	For	Against	Abstain
Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers	13,071,646	7,746,601	90,852

Broker non-votes for this proposal totaled 2,353,861.

The stockholders’ vote ratified the appointment of the independent auditor. The Company’s independent inspector of election reported the final vote of the stockholders as follows:

	For	Against	Abstain
Ratification of KPMG LLP as the Independent Registered Public Accounting Firm for the Year Ending December 31, 2021	23,116,810	63,680	82,470

The stockholders’ approved the increase in the shares available for issuance under the 2020 Equity Incentive Plan. The Company’s independent inspector of election reported the final vote of the stockholders as follows:

	For	Against	Abstain
Approval of an Increase in the Shares Available for Issuance Under the 2020 Equity Incentive Plan	13,015,953	7,797,263	95,883

Broker non-votes for this proposal totaled 2,353,861.

The stockholders’ approved the stockholder proposal entitled "Shareholder Right to Act by Written Consent." The Company’s independent inspector of election reported the final vote of the stockholders as follows:

	For	Against	Abstain
Shareholder Right to Act by Written Consent	11,343,019	9,464,335	101,745

Broker non-votes for this proposal totaled 2,353,861.

Item 8.01. Other Events

As previously disclosed, on March 24, 2021, and pursuant to the Indenture, dated as of December 14, 2017 (the “Indenture”), by and between the Company and The Bank of New York Mellon, as trustee thereunder, the Company issued a redemption notice announcing that it would redeem all of the Company’s 3.00% convertible senior notes due 2022 (the “Notes”) on June 24, 2021 (the “Redemption Date”). As a result of the Company’s call for redemption of the Notes, the Notes were convertible, at the option of the holder, at any time prior to 5:00 p.m., New York City time, on June 22, 2021, the second business day prior to the Redemption Date (the “Conversion Period”). The settlement method for the Notes surrendered for conversion was Cash Settlement (as defined in the Indenture) up to the principal amount of the Notes surrendered for conversion and Physical Settlement (as defined in the Indenture) through the delivery of shares of the Company’s Class A common stock for the remainder of the conversion obligation, if any, in excess of the principal amount.

During the Conversion Period, approximately $88.1 million in aggregate principal amount of Notes, representing all of the outstanding principal amount of Notes, was surrendered for conversion. On June 24, 2021, the Company paid an aggregate of approximately $88.1 million and issued an aggregate amount of approximately 2.9 million shares of its Class A common stock to holders of the Notes as a result of the conversion of the Notes.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are being filed with this Current Report on Form 8-K:

10.1
Cowen Inc. 2020 Equity Incentive Plan (as amended and restated) (Incorporated by reference to Appendix A to the Definitive Proxy Statement of Cowen Inc. on Schedule 14A for the year ended December 31, 2020, as filed on May 21, 2021).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN INC.

Dated: June 25, 2021	By:	/s/ Owen S. Littman
	Name:	Owen S. Littman
	Title:	General Counsel